Exhibit 99.4

AKERNA CORP. AND GRYPHON DIGITAL MINING, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information gives effect to the Merger and other related transactions contemplated by the Merger Agreement, as may be amended from time to time, or otherwise assumed to have occurred in advance of the Merger as defined and described in Note 1 to this unaudited pro forma condensed combined financial information. The Merger will be accounted for as a reverse acquisition, with Gryphon being deemed the acquiring company for accounting purposes in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations, (“ASC 805”).

Gryphon was determined to be the accounting acquirer based upon the terms of the Merger and other factors including: (i) Gryphon will retain a majority voting and equity interest in the combined company, (ii) the Gryphon executive management team will be the management team of the combined company, and (iii) Gryphon’s directors will hold the largest board of director representation in the combined company.

The unaudited pro forma condensed combined balance sheet as of December 31, 2023 assumes that the Merger took place on December 31, 2023 and combines the historical balance sheets of Akerna and Gryphon as of December 31, 2023. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 assumes that the Merger took place as of January 1, 2023 (the beginning of the earliest period presented) and combines the historical results of Akerna and Gryphon for the respective periods presented. The historical financial information of Akerna and Gryphon has been adjusted to give pro forma effect to transaction accounting adjustments. Adjustments are based on information available to management during the preparation of the unaudited pro forma condensed combined financial information and assumptions that management believes are reasonable and supportable.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Akerna and Gryphon been a combined organization during the specified period. The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the Akerna and Gryphon historical audited financial statements for the year ended December 31, 2023 included elsewhere in this report.

Accounting principles generally accepted in the United States (“GAAP”) require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of Akerna may materially vary from those of Gryphon due primarily to the fact that Akerna operates in the software as a service (“SaaS”) industry and Gryphon operates as a digital asset mining operation. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis of Akerna’s accounting policies and financial statement classifications and is not aware of any material differences in the application of GAAP between the two companies. Following the acquisition, management will conduct a final review of Akerna’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Akerna’s results of operations or reclassification of assets or liabilities to conform to Gryphon’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could materially differ from these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2023

($ in thousands)

		Pre-Transaction Adjustments
		Conversion of Notes, Series C and Special Voting				Transaction Adjustments
	Akerna	Preferred		Akerna	Gryphon	Merger		Sale	Corporate and	Pro Forma
	As Reported	Stock		As Adjusted	As Reported	Adjustments		Transaction (j)	Abandoned (k)	Combined
Assets
Current assets
Cash	$768	$-		$768	$915	$(2,467)	(f)(g)	$1,284	$-	$500
Restricted cash	-	-		-	8	-		-	-	8
Accounts receivable, net	148	-		148	486	-		(148)	-	486
Marketable securities	-	-		-	403	-		-	-	403
Digital asset	-	-		-	2,097	-		-	-	2,097
Digital assets held for other parties	-	-		-	908	-		-	-	908
Prepaid expenses & other current assets	420	-		420	581	-		(411)	(9)	581
Total current assets	1,336	-		1,336	5,398	(2,467)	(d)(e)	725	(9)	4,983
Fixed assets, net	22	-		22	-	-		(22)	-	-
Mining equipment, net	-	-		-	12,916	-		-	-	12,916
Capitalized software, net	-	-		-	-	-		-	-	-
Intangible assets, net	-	-		-	100	-		-	-	100
Goodwill	-	-		-	-	20,185	(i)	(20,185)	-	-
Deposits - net of current portion	-	-		-	420	-		-	-	420
Total assets	$1,358	$-		$1,358	$18,834	$17,718		$(19,482)	$(9)	$18,419

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$4,820	$-		$4,820	$3,649	500	(h)	$(1,356)	$(3,464)	$4,149
Deferred revenue	400	-		400	-	-		(400)	-	-
Liability related to digital assets held for other parties	-	-		-	916	-		-	-	916
Current portion of long-term debt	5,149	(3,499)	(a)(c)	1,650	14,868	-		(1,650)	-	14,868
Total current liabilities	10,369	(3,499)		6,870	19,433	500		(3,406)	(3,464)	19,933
Long-term debt, noncurrent	-	-		-	-	-		-	-	-
Total liabilities	10,369	(3,499)		6,870	19,433	500		(3,406)	(3,464)	19,933
Stockholders’ equity (deficit)
Series C preferred stock	3,422	(3,422)	(c)	-	-	-		-	-	-
Series seed preferred stock	-	-		-	-	-		-	-	-
Series seed II preferred stock	-	-		-	-	-		-	-	-
Special voting preferred stock	1,900	(1,900)	(b)	-	-	-		-	-	-
Common stock	1	-		1	2	(1)	(g)	-	-	2
Additional paid-in capital	164,583	8,458	(b)(c)	173,041	46,599	(136,533)	(f)(g)(i)	1,650	-	84,757
Subscription receivable	-	-		-	(25)	-		-	-	(25)
Accumulated other comprehensive income	227	-		227	-	(227)	(g)	-	-	-
Accumulated deficit	(179,144)	363	(a)	(178,781)	(47,175)	153,979	(d)(e)(f)(g)(h)	(17,726)	3,455	(86,248)
Total stockholders’ equity (deficit)	(9,011)	3,499		(5,512)	(599)	17,218		(16,076)	3,455	(1,514)
Total liabilities and stockholders’ equity (deficit)	$1,358	$-		$1,358	$18,834	$17,718		$(19,482)	$(9)	$18,419

See accompanying notes

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2023

($ in thousands)

		Pre-Transaction Adjustments
		Disposition of			Transaction Adjustments
	Akerna	Discontinued	Akerna	Gryphon	Merger		Sale	Corporate and		Pro Forma
	As Reported	Operations (l)	As Adjusted	As Reported	Adjustments		Transaction (o)	Abandoned (p)		Combined
Revenue	$6,836	$-	$6,836	$21,925	-		$(6,498)	$(338)		$21,925
Cost of revenue	3,401	-	3,401	13,462	-		(3,313)	(88)		13,462
Gross profit	3,435	-	3,435	8,463	-		(3,185)	(250)		8,463
Operating expenses
Product development	2,336	-	2,336	-	-		(2,264)	(72)		-
Sales and marketing	2,294	-	2,294	-	-		(2,163)	(131)		-
General and administrative	5,677	-	5,677	4,608	2,967	(m)	(1,291)	(964)		10,997
Depreciation and amortization	27	-	27	14,958	-		(6)	(21)		14,958
Realized gain on disposition of digital asset	-	-	-	(535)	-		-	-		(535)
Impairment of long-lived and digital assets	-	-	-	8,610	-		-	-		8,610
Total operating expenses	10,334	-	10,334	27,641	2,967		(5,724)	(1,188)		34,030
Loss from operations	(6,899)	-	(6,899)	(19,178)	(2,967)		2,539	938		(25,567)
Other income (expense)
Interest expense, net	(1,130)	-	(1,130)	(758)	1,130	(n)	-	-		(758)
Change in fair value of debt	(371)	-	(371)	(13,297)	371	(n)	-	-		(13,297)
Loss on asset disposal	-	-	-	(55)	-		-	-		(55)
Unrealized gain on marketable securities	-	-	-	168	-		-	-		168
Realized gain from use of digital assets	-	-	-	3,899	-		-	-		3,899
Other income (expense)	(203)	-	(203)	446	-		-	203		446
Total other income (expense)	(1,704)	-	(1,704)	(9,597)	1,501		-	203		(9,597)
Net loss from continuing operations before income taxes	(8,603)	-	(8,603)	(28,775)	(1,466)		2,539	1,141		(34,164)
Income tax benefit on continuing operations	-	-	-	176	-		-	-		176
Net loss from continuing operations	(8,603)	-	(8,603)	(28,599)	(1,466)		2,539	1,141		(34,988)
Loss from discontinued operations, net of tax	(2,975)	2,975	-	-	-		-	-		-
Net loss	$(11,578)	$2,975	$(8,603)	$(28,599)	$(1,466)		$2,539	$1,141		$(34,988)

Diluted weighted average common stock outstanding	7,420,403		7,420,403	14,452,273					(q)	793,684,598
Diluted net loss per share	$(1.56)		$(1.16)	$(1.98)						$(0.04)

See accompanying notes

AKERNA CORP. AND GRYPHON DIGITAL MINING, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.    Description of the Merger and Related Transactions

The Merger

On January 27, 2023, we entered into an agreement and plan of merger as may be amended from time to time (the “Merger Agreement”) with Gryphon Digital Mining, Inc. (“Gryphon”) and Akerna Merger Co. (“Merger Sub”). Upon the terms and subject to the satisfaction of the conditions provided in the Merger Agreement, including the approval of the transaction by Akerna’s and Gryphon’s stockholders, Merger Sub will be merged with and into Gryphon (the “Merger”), with Gryphon surviving the Merger as a wholly-owned subsidiary of Akerna. Upon completion of the Merger, Akerna will change its name to Gryphon Digital Mining, Inc. The closing of the Merger is subject to customary closing conditions including the required approval of the stockholders of Akerna and Gryphon, the approval of the Nasdaq Capital Market (the “Nasdaq Market”) of the continued listing of Gryphon after the closing of the Merger and the subsequent closing of the sale of our core software business unit (see below), which requires stockholder approval, concurrent with the Merger.

Following the closing of the Merger, the former Gryphon and Akerna stockholders immediately before the Merger are expected to own approximately 92.5 percent and 7.5 percent, respectively, of the outstanding capital stock on a fully diluted basis. At the closing of the Merger, each outstanding share of Gryphon’s common stock will be converted into the right to receive a number of shares of common stock of Akerna (“Exchange Ratio”). This Exchange Ratio is based on the capitalization of Akerna including the number of shares of Akerna common stock, par value $0.0001 per share (“Akerna Common Stock”) as of closing, subject to any adjustments as described in the Merger Agreement.

Each outstanding and unexercised option with respect to Gryphon’s common stock under Gryphon’s stock option plans will be converted into options to purchase a number of shares of the combined company based on the Exchange Ratio. Each outstanding restricted stock and restricted stock unit (“RSU”) with respect to Gryphon’s common stock will be converted into restricted stock and RSUs, respectively, to a number of restricted stock and RSUs, respectively, of the combined company based on the Exchange Ratio. Each outstanding warrant with respect to Gryphon’s common stock will be converted into warrants to purchase a number of shares of the combined company based on the Exchange Ratio.

Akerna’s stockholders will continue to own and hold their existing shares of Akerna Common Stock. Each of Akerna’s outstanding RSUs will fully vest upon closing of the Merger and the 248,484 shares of Ample exchangeable shares represented by the one share of Special voting preferred stock outstanding will be exchanged for 12,425 shares of Akerna Common Stock prior to the closing of the Merger. Outstanding warrants to purchase Akerna common stock will remain outstanding.

The Sale Transaction

On April 28, 2023, we and our wholly-owned subsidiary Akerna Canada Ample Exchange Inc. (“Akerna Exchange”) entered into a securities purchase agreement (the “Purchase Agreement”) with MJ Acquisition Corp. (“MJ Acquisition”) to sell MJ Freeway LLC (“MJ Freeway”) and Ample Organics Inc. (“Ample”) to MJ Acquisition for a purchase price of $5.0 million in cash (the “Sale Transaction”). The consideration will be provided in the form of a $1.0 loan payable to MJ Acquisition with cash disbursed to Akerna upon the signing of the Purchase Agreement that will be forgiven in full upon closing at which time an additional $4.0 million will be disbursed to Akerna. The purchase price is subject to certain adjustments primarily attributable to variances from target working capital, as defined in the Purchase Agreement, among others. The Purchase Agreement contains customary representations, warranties and covenants applicable to us and MJ Acquisition including covenants relating to the conduct of the business of MJ Freeway and Ample through closing of the Sale Transaction and obtaining the approval of our stockholders. Further, the closing of the Sale Transaction is conditioned on the prior closing of the Merger transaction. The closing of the Sale Transaction is also subject to customary closing conditions including certain matters with respect to employee retention and contractual matters associated with MJF’s and Ample’s existing customers, among others.

In relation to the Sale Transaction discussed in these notes, Akerna and MJ Acquisition entered into a first amendment to the Purchase Agreement on September 28, 2023, to reduce the additional cash to be paid at closing from $4 million to $2 million. In addition, MJ Acquisition loaned an additional $500,000 to Akerna Corp. on October 11, 2023, increasing the loan payable from $1.0 million to $1.5 million and making the note convertible at the closing of the Sale Transaction into shares of common stock of Akerna. Additionally, on November 15, 2023, MJ Acquisition loaned an additional $150,000 to Akerna increasing the amount payable under the note from $1,500,000 to $1,650,000, and in relation thereto, Akerna and MJ Acquisition entered into a second amendment to the Purchase Agreement to reduce the additional cash to be paid at closing from $2 million to $1.85 million. Subsequently, on December 28, 2023, pursuant to the terms of the Purchase Agreement, Akerna and Akerna Exchange entered into a share purchase agreement with Wilcompute Systems Group Inc. (“Wilcompute”) pursuant to which Akerna Exchange sold all of the Capital Stock of Ample to Wilcompute for approximately $638,000. In accordance with the Purchase Agreement, in lieu of delivering the Capital Stock of Ample at the closing of the Sale Transaction, Akerna will instead deliver to MJ Acquisition the $638,000 purchase price received from Wilcompute, which Akerna expects to be in the form of a reduction of the purchase price paid by MJ Acquisition from $1.85 million to approximately $1.22 million. In connection with the sale of Ample, its results of operations are classified as “discontinued operations” in the pro forma condensed combined statements of operations for the year ended December 31, 2023.

The Exchange Agreements

Concurrent with the signing and in support of the Sale Transaction and the Merger, we and each of the holders of our 2021 Senior Secured Convertible Notes (the “Senior Convertible Notes”) entered into exchange agreements (the “Exchange Agreements”) whereby the holders would ultimately convert the principal amounts of each of their note holdings to a level that would represent 19.9 percent, on an individual basis, of the outstanding shares of Akerna Common Stock prior to the closing of the Sale Transaction and the Merger. Immediately prior to the stockholder vote required for the closing of those transaction, the remaining Senior Convertible Notes outstanding would be converted into a special class of exchangeable preferred stock (the “Series C Preferred Stock”) to facilitate the required stockholder vote and then be converted into shares of Akerna Common Stock subject to the Merger. For a limited period, the conversion price of the Senior Convertible Notes was lowered to $1.20 per share from $4.75 per share. On June 14, 2023, the conversion price was reduced further to $0.50 per share.

Sales of Certain Other Business

On January 11, 2023, we completed the sale of The NAV People Inc. d.b.a 365 Cannabis (“365 Cannabis”) to 365 Holdco LLC (the “Buyers”) pursuant to a stock purchase agreement (the “365 SPA”) for (i) cash in the amount of $0.5 million and the (ii) the termination and release of our obligation to the Buyers for contingent consideration in connection with our original acquisition of 365 Cannabis from the Buyers in 2021 (the “Earn-out Obligation”). In accordance with the 365 SPA, we and the Buyers agreed that the value of the Earn-out Obligation was $2.3 million for purposes of the sale of 365 Cannabis.

On January 31, 2023, we completed the sale of Last Call Analytics (“LCA”), a retail analytics platform and wholly-owned subsidiary of Ample, for cash in the amount of $0.1 million.

The results of operations of 365 Cannabis and LCA are classified as “discontinued operations” in the pro forma condensed combined statements of operations for the year ended December 31, 2023.

Commitment to Terminate Remaining Businesses

We pursued sale opportunities for our remaining business units including Veridian, Trellis and Solo, and were ultimately unable to commit to any definitive transactions. Accordingly, we have communicated with the remaining customers of those businesses that we will discontinue software service and support upon the expiration of existing contracts, most of which occurred during the first half of 2023 (the “Abandonment”). We suspended efforts to seek any new revenue generating opportunities and only serviced the existing customers of Viridian, Solo and Trellis in connection with our contractual commitments. During the fourth quarter of 2023, we completed the wind down of these businesses in advance of the Merger and the Sale Transaction.

2. Description of the Merger and Related Transactions

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Akerna and Gryphon have concluded that the Merger represents a “business combination” pursuant to ASC 805. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”), operations and financial position of the registrant as an autonomous entity (“Autonomous Entity Adjustments”) and option to present the reasonably estimable synergies and dis-synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The historical financial information of Akerna and Gryphon has been adjusted to give pro forma effect to (i) certain Pre-transaction Adjustments including the sales of 365 Cannabis,LCA and Ample and the settlement and conversion of debt and preferred stock and (ii) Transaction Accounting Adjustments and (iii) eliminates the results of Akerna activities that will not continue within the merged entity, which includes the Merger, the Sale Transaction, operations of the abandoned business units and certain corporate activities.

Certain of the Pre-Transaction Adjustments, excluding those attributable to the sales of 365 Cannabis, LCA and Ample, are primarily related to (i) the settlement of the remaining $3.1 million principal due on the Senior Convertible Notes with conversions into 16,499,513 shares of Common Stock in accordance with the Exchange Agreements, (ii) the conversion of the $3.4 million amount of Series C Preferred Stock outstanding into 15,134,896 shares of common stock in advance of the Merger, (iii) the conversion of 248,484 shares of Ample exchangeable shares represented by a single share of special voting preferred stock outstanding as of December 31, 2023 into 12,425 shares of Common Stock in advance of the Merger and (iv) the immediate vesting of all of Akerna’s outstanding RSUs into 3,647 shares of Common Stock in connection with the Merger.

The unaudited pro forma condensed combined balance sheet as of December 31, 2023 gives effect to the Pre-Transaction Adjustments, the Merger, the Sale Transaction and elimination of certain corporate activities and the abandoned business units as if those transactions had been consummated in a sequential manner on December 31, 2023. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 give effect to the sales of 365 Cannabis, LCA and Ample, the Merger, the Sale Transaction and elimination of certain corporate activities and the abandoned business units as if those transactions had been consummated in a sequential manner on January 1, 2023, the beginning of the earliest period presented.

Based on Gryphon’s preliminary review of Gryphon’s and Akerna’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Akerna to conform its accounting policies to those of Gryphon are not expected to be material. Upon closing of the Merger, further review of Akerna’s accounting policies may result in additional revisions to Akerna’s accounting policies to conform to those of Gryphon.

For accounting purposes, Gryphon is considered to be acquiring Akerna and the Merger is expected to be accounted for as a “reverse acquisition” in accordance with ASC 805. Gryphon is considered the accounting acquirer even though Akerna will be the issuer of the common stock in the Merger. To determine the accounting for this transaction under GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an “acquisition of a business” or an “asset acquisition.” The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen test is met, the operations acquired are not a business. The initial screen test is not met as there is no single asset or group of similar assets for Akerna that will represent a significant majority in this acquisition. In addition, as of the Merger but immediately prior to the Sale Transaction, Akerna will have an organized workforce that significantly contributes to its ability to create output. As such, the acquisition is expected to be classified as a reverse acquisition.

The unaudited pro forma condensed combined financial information is based on assumptions and adjustments that are reasonable and supportable. Key assumptions include the estimated equity consideration to be acquired, which will be impacted by changes in the capitalization of Gryphon and Akerna, changes in the share price of Akerna, and transaction costs to be incurred. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting, expected to be completed after the closing of the transaction, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.

3. Preliminary Purchase Price

The accompanying unaudited pro forma condensed financial information reflects an estimated purchase price of approximately $16.3 million, which consists of the following (in thousands except for per share amounts):

As of
December 31,
2023

Value of equity of the combined company owned by Akerna equity holders [1]	$16,323
Other	-
Total preliminary purchase price	$16,323

[1]	Determined as follows:

Akerna Corp. common stock outstanding as of December 31, 2023	10,352,069
Unvested restricted stock units	3,647
Exchange of special voting preferred stock [2]	12,425
Outstanding warrants	-
Exchange of remaining Senior Notes	16,499,513
Exchange of promissory note to MJA	6,238,185
Exchange of Series C preferred stock	15,134,896
Management shares	8,932,186
Estimated number of shares to be owned by Akerna equity holders	57,172,921
Estimated purchase price (based on closing price of GRYP on 2/9/2024)	$0.2855
Fair value of shares of the combined company	$16,322,869
Fair value of the warrants of the combined company	-
Fair value of the shares and warrants of the combined company	$16,322,869

[2]	Number of common shares issued in connection with Ample exchangeable shares is determined as follows:

Exchangeable shares outstanding	248,484
Exchange ratio	1 for 20
Common equivalent at exchange rate of 1 for 20	12,425

Preliminary purchase price allocation for:
Cash	$768
Accounts receivable, net	148
Prepaid expenses and other current assets	420
Fixed assets, net	22
Goodwill	20,185
Accounts payable, accrued expenses and other current liabilities	(4,820)
Deferred revenue	(400)
Net assets acquired	$16,323

The allocation of the estimated purchase price is preliminary. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after closing of the Merger and will be based on the fair values of the assets acquired and liabilities assumed as of the Merger closing date.

4. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheets as of December 31, 2023, are as follows:

Pre-Transaction Adjustments — Settlement and Conversion of Debt and Preferred Stock

(a)	Represents the downward adjustment of the Senior Convertible Notes from their fair value to their carrying value for $0.4 million in advance of certain conversions.

(b)	Represents the conversion of 248,484 Ample exchangeable shares (represented by one share of Special voting preferred stock) into 12,425 shares of Akerna Common Stock in advance of the closing of the Merger resulting in a reclassification within stockholders’ deficit of $1.9 million.

(c)	To reflect the conversion of the remaining $3.1 million of principal outstanding on the Senior Convertible Notes and the $3.4 million face value of Series C Preferred Stock into 16,499,513 shares and 15,134,896 shares of Common Stock, respectively.

Transaction Accounting Adjustments (Balance Sheet)

(d)	To pay for the estimated merger-related transaction costs of $2.0 million consisting of advisory fees, legal and accounting fees and other expenses incurred by Akerna prior to closing of the Merger.

(e)	To pay for estimated transaction success bonuses and severance costs of $0.5 million in accordance with employment and related agreements that were executed in advance of the Merger for certain Akerna employees.

(f)	Represents the estimated purchase consideration values of $16.3 million based on Akerna’s equity to be acquired, utilizing Akerna’s closing stock price of $0.2855 per share as of February 9, 2024.

(g)	To eliminate Akerna’s historical stockholders’ deficit balances including the accumulated deficit.

(h)	To accrue for the estimated transaction costs of $0.5 million to be incurred by Gryphon.

(i)	To recognize goodwill of $20.2 million in connection with the Merger being classified as a business combination.

(j)	To reflect the Sale Transaction and receipt of cash from MJ Acquisition in exchange for the net assets of MJ Freeway as well as the conversion of the $1.650 million promissory note due to MJ Acquisition into 6,238,185 shares of Common Stock.

(k)	To eliminate certain assets and liabilities associated with corporate activities and the abandoned business units that will not continue after the Merger.

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023, are as follows:

(l)	To eliminate the net gain (loss) from discontinued operations associated with 365 Cannabis, LCA and Ample prior to their sales during 2023.

(m)	To accrue for the estimated merger-related transaction costs consisting of advisory fees, legal and accounting fees of Akerna ($2.0 million) and Gryphon ($0.5 million) and estimated transaction success bonuses and severance costs of $0.5 million in accordance with employment and related agreements that were executed in advance of the Merger for certain Akerna employee.

(n)	To eliminate interest expense of $1.1 million and change in fair value of convertible notes of $0.3 million for the year ended December 31, 2023, respectively, related to the Senior Convertible Notes and promissory note due to MJ Acquisition, which will be converted to Akerna Common Stock concurrent with the closing of the Merger.

(o)	To eliminate the revenues and direct expenses associated with MJ Freeway which will not be continuing as a result of the Sale Transaction.

(p)	To eliminate the results of operations of the fully wound down and abandoned business units in the fourth quarter of 2023 (Trellis, Solo and Viridian) as well as certain corporate costs that will not continue after the Merger.

(q)	The weighted average shares outstanding for the year ended December 31, 2023 have been calculated as if the Merger occurred on January 1, 2023 calculated as the sum of (i) Akerna’s weighted average shares outstanding as of December 31, 2023, (ii) the pre-Merger conversion of Ample exchangeable shares, (iii) the immediate vesting of Akerna’s outstanding RSUs, (iv) shares converted in connection with the Exchange Agreement, (v) shares issued upon the redemption of the Series C preferred stock, (vi)shares issued upon conversion on the promissory note due to MJ Acquisition and (vii) common shares issued to Gryphon’s stockholder in connection with the Merger. As the combined company is in a net loss position for both periods presented, any adjustment for potentially dilutive securities would be anti-dilutive. Accordingly, the amounts for basic and diluted loss per share are the same. The determination of the weighted average shares outstanding for the periods presented is provided as follows:

Year Ended
December 31, 2023
Akerna common shares outstanding at 12/31/23	10,352,069
Conversion of Ample exchangeable shares	12,425
Immediate vesting of Akerna RSUs	3,647
Shares converted under the redemption of Convertible Notes	16,499,513
Shares converted from Series C redemption	15,134,896
Shares converted from MJA Note	6,238,185
Management shares	8,932,186
Total Akerna shares outstanding immediately prior to Merger	57,172,921
Potential issuable shares (Warrants)	2,573,299
Fully diluted Akerna shares	59,746,220

Total shares outstanding necessary to provide for 7.5%
ownership by existing pre-Merger Akerna stockholders	796,616,264
Less: Common shares held by existing stockholders prior to Merger closing	57,172,921
Additional Common shares to be issued to Gryphon stockholders	739,443,343

Weighted-average common shares outstanding prior to Merger	7,420,403
Conversion of Ample exchangeable shares	12,425
Immediate vesting of Akerna RSUs	3,647
Shares converted under the Redemption of Convertible Notes	16,499,513
Shares converted from Series C redemption	15,134,896
Shares converted from MJA Note	6,238,185
Management shares	8,932,186
Common shares to be issued to Gryphon stockholders	739,443,343
Weighted-average common shares outstanding after the closing of the Merger	793,684,598